Exhibit 99

VF Corporation Reports Second Quarter 2014 Results

  Revenues up 8 percent to $2.4 billion; earnings per share up 16 percent to $0.36.
  Outdoor & Action Sports revenues up 16 percent including an 11 percent increase in The North Face® brand revenues, a 21 percent increase in Vans® brand revenues, and a 19 percent increase in Timberland® brand revenues.
  Direct-to-consumer revenues up 18 percent with strong results from nearly every brand and double-digit growth in every region.
  International revenues up 14 percent with double-digit growth in Europe and Asia Pacific.
  Full year earnings per share expected to increase 13 percent to $3.06.

GREENSBORO, N.C.--(BUSINESS WIRE)--July 18, 2014--VF Corporation (NYSE: VFC) today reported financial results for its second quarter ended June 28, 2014. All per share amounts are presented on a diluted basis. Strong contribution from our Vans®, Timberland®, The North Face®, Kipling® and Wrangler® brands drove an 8 percent increase in revenues and a 16 percent increase in earnings per share in the second quarter.

“Our strong second quarter results, led by our Outdoor & Action Sports coalition, put us right in line with our full-year outlook and long-term growth commitments,” said Eric Wiseman, VF Chairman, President and Chief Executive Officer. “Looking toward the second half of 2014, our powerful brands and platforms have us well-positioned to continue our momentum and deliver another record year for VF and its shareholders.”

Second Quarter 2014 Review

  Revenues rose 8 percent to $2.4 billion driven by double-digit growth in our Outdoor & Action Sports, international and direct-to-consumer businesses.
  Gross margin was 48.4 percent, down 10 basis points against last year’s same period. Continued benefit from the shift of our revenue mix toward higher margin businesses was offset by foreign currency impact, as anticipated, and efforts to aggressively manage inventories especially in our Jeanswear business. The company’s expectation for a 90 basis point improvement for the full year remains unchanged.
  SG&A as a percent of revenues was down 10 basis points to 39.3 percent.
  Operating income increased 9 percent to $220 million in the second quarter, compared with $201 million in the same period of 2013. Operating margin was 9.2 percent compared with 9.1 percent in the second quarter of 2013.
  Earnings per share increased 16 percent to $0.36 per share compared with $0.31 per share during the same period last year.

Coalition Review

Revenues for the Outdoor & Action Sports coalition increased 16 percent in the quarter to $1.3 billion with double-digit growth in the Americas, European and Asia Pacific regions.

Second quarter revenues for The North Face® brand rose 11 percent globally driven by 37 percent growth in direct-to-consumer sales and a low single-digit increase in the brand’s wholesale business. The North Face® brand’s revenues were up at a mid-teen percentage rate in the Americas region, up by a high single-digit percentage rate in Europe and down at a mid single-digit rate in the Asia Pacific region, where we expect the brand to return to double-digit growth in the second half of the year.

Vans® brand revenues were up 21 percent with strong, double-digit growth across all regions as well as in the brand’s wholesale and direct-to-consumer channels. Revenues in the Americas and European regions were up at a high-teen percentage rate in the quarter, and by more than 40 percent in the Asia Pacific region. Global direct-to-consumer revenues for the Vans® brand were up 27 percent in the quarter.

Revenues for the Timberland® brand were up 19 percent in the second quarter. In the Americas region, revenues were up nearly 25 percent including more than 35 percent growth in its wholesale business and flat results in direct-to-consumer sales. In Europe and the Asia Pacific region, Timberland® brand revenues were up at a mid-teen percentage rate. Globally, the Timberland® brand achieved 10 percent growth in its direct-to-consumer business and more than 25 percent growth in wholesale revenues in the quarter.

In line with expectations, Jeanswear second quarter revenues were down 1 percent to $606 million. Coalition revenues in the Americas region were down at a low single-digit percentage rate due to ongoing challenges in the U.S. mid-tier/department store channel and consumer trends in women’s denim, which primarily impacted the Lee® brand. In Europe, revenues were up at a mid-teen percentage rate and sales in the Asia Pacific region were up at a low single-digit rate.

Second quarter revenues for the Wrangler® brand were up 4 percent driven by a mid single-digit increase in the Americas region and a high single-digit percentage rate increase in European revenues. Second quarter revenues for the Lee® brand were down 7 percent driven by a mid-teen percentage revenue decline in the Americas region, offset by 25 percent growth in Europe and a mid single-digit increase in Asia Pacific sales.

Imagewear revenues were up 3 percent in the quarter to $250 million driven by a mid single-digit increase in its Image business and a low single-digit increase in its Licensed Sports Group business.

Second quarter Sportswear revenues were up 5 percent to $140 million. Nautica® brand revenues grew 2 percent as the brand faces challenging market dynamics in the U.S. department store channel. The Kipling® brand’s U.S. business was up at a high-teen percentage rate compared with the same period last year. Globally, the Kipling® brand grew 27 percent.

As expected, Contemporary Brands coalition revenues were down 2 percent, to $96 million, reflecting challenging consumer trends in women’s premium denim.

International Review

International revenues in the second quarter grew 14 percent. Revenues in Europe rose 16 percent (up 11 percent in constant currency) with positive results from nearly every brand in VF’s portfolio. In the Asia Pacific region, revenues were up 17 percent (up 18 percent in constant currency) including 15 percent growth in China (up 13 percent in constant currency). Reported revenues in the Americas (non-U.S.) region were up 6 percent (16 percent in constant currency). International revenues were 36 percent of total VF second quarter sales in 2014 compared with 34 percent in the same period of 2013.

Direct-to-Consumer Review

Direct-to-consumer revenues grew 18 percent in the second quarter with double-digit increases in all regions of the world and growth in nearly every VF brand with a retail format. Forty-one stores were opened during the quarter bringing the total number of VF owned retail stores to 1,299. Direct-to-consumer revenues reached 26 percent of total revenues in the second quarter compared with 22 percent in the 2013 period. As previously discussed, effective fiscal 2014, VF now includes revenues from its concession locations in its direct-to-consumer business; on a comparable basis, direct-to-consumer revenues in the second quarter of 2013 would have been 23 percent of total VF revenue. References to direct-to-consumer and wholesale revenue growth rates reflect the change in reporting of concessions in all periods.

Balance Sheet Review

Inventories were up 6 percent from June 2013 reflecting VF’s rigorous operational discipline. For the full year, VF continues to anticipate cash generation from operations to exceed $1.65 billion.

Share Repurchase Program

During the second quarter, the company purchased an additional 2.9 million shares for $173 million under its Board of Directors’ authorization, which was approved in December 2013. No additional share repurchases in 2014 are anticipated at this time.

2014 Outlook

The outlook for the full year remains unchanged with revenues projected to increase 8 percent, and gross margin and operating margin expected to reach 49 percent and 15 percent, respectively. Earnings per share in 2014 are expected to reach $3.06 per share. Third quarter revenues are expected to increase at a rate similar to that of the second quarter driven primarily by strength within the Outdoor & Action Sports coalition, our international operations and continued strength in our direct-to-consumer businesses. The strongest growth and profit comparisons of the year are expected in the fourth quarter, when direct-to-consumer represents the most significant contribution of the year.

Dividend Declared

On July 15, 2014, VF’s Board of Directors declared a quarterly dividend of $0.2625 per share, payable on September 19, 2014 to shareholders of record on September 9, 2014.

Webcast Information

VF will hold its second quarter conference call and webcast today at 8:30 a.m. Eastern Time. Interested parties should call 888-397-5350 (domestic) or 719-325-2272 (international) to access the call. The conference call will be broadcast live and accessible at www.vfc.com. A replay of the conference call will be available from July 18 through July 25, 2014, via telephone at 877-870-5176 (access code: 6759503) or at www.vfc.com.

About VF

VF Corporation is a global leader in branded lifestyle apparel and footwear with more than 30 brands. The company’s five largest brands are The North Face®, Vans®, Wrangler®, Timberland®, and Lee®. Other brands include 7 For All Mankind®, Bulwark®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, Kipling®, lucy®, Majestic®, Napapijri®, Nautica®, Red Kap®, Reef®, Riders®, Splendid® and SmartWool®. For more information, please visit www.vfc.com.

Forward Looking Statements

Certain statements included in this release and the attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the level of consumer demand for apparel; disruption to VF’s distribution system; VF's reliance on a small number of large customers; the financial strength of VF's customers; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF and its customers’ ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to protect trademarks and other intellectual property rights; foreign currency fluctuations; changes in tax liabilities, and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION Condensed Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended June		%	Six Months Ended June		%
	2014	2013	Change	2014	2013	Change

Net sales	$2,373,408	$2,194,727	8%	$5,123,523	$4,776,957	7%
Royalty income	28,668	25,684	12%	59,331	55,323	7%

Total revenues	2,402,076	2,220,411	8%	5,182,854	4,832,280	7%

Costs and operating expenses
Cost of goods sold	1,239,344	1,143,358	8%	2,645,910	2,498,635	6%
Selling, general and administrative expenses	942,924	875,719	8%	1,913,946	1,774,583	8%
	2,182,268	2,019,077	8%	4,559,856	4,273,218	7%

Operating income	219,808	201,334	9%	622,998	559,062	11%

Interest, net	(19,819)	(20,719)	4%	(39,125)	(41,237)	5%
Other income (expense), net	(508)	(1,512)	66%	(2,600)	(473)	(450%)

Income before income taxes	199,481	179,103	11%	581,273	517,352	12%

Income taxes	41,799	40,829	2%	126,398	108,661	16%

Net income	$157,682	$138,274	14%	$454,875	$408,691	11%

Earnings per common share
Basic	$0.37	$0.32	16%	$1.05	$0.93	12%
Diluted	$0.36	$0.31	16%	$1.03	$0.91	13%

Weighted average shares outstanding
Basic	429,940	437,096		434,115	438,684
Diluted	437,131	445,916		441,699	446,904

Cash dividends per common share	$0.2625	$0.2175	21%	$0.5250	$0.4350	21%

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal second quarter ends on the Saturday closest to June 30. For presentation purposes herein, all references to periods ended June 2014, December 2013 and June 2013 relate to the 13 week, 52 week and 13 week fiscal periods ended June 28, 2014, December 28, 2013 and June 29, 2013, respectively.

VF CORPORATION Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	June	December	June
	2014	2013	2013

ASSETS
Current assets
Cash and equivalents	$475,891	$776,403	$320,112
Accounts receivable, net	1,178,874	1,360,443	1,060,778
Inventories	1,615,245	1,399,062	1,522,809
Other current assets	509,902	347,074	394,008
Total current assets	3,779,912	3,882,982	3,297,707

Property, plant and equipment	921,970	932,792	883,197
Intangible assets	2,921,335	2,960,201	2,889,106
Goodwill	2,018,997	2,021,750	2,001,375
Other assets	573,113	517,718	478,182
Total assets	$10,215,327	$10,315,443	$9,549,567

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$581,120	$18,810	$46,350
Current portion of long-term debt	4,334	5,167	402,949
Accounts payable	537,192	638,732	555,719
Accrued liabilities	747,678	905,292	639,280
Total current liabilities	1,870,324	1,568,001	1,644,298

Long-term debt	1,425,123	1,426,829	1,427,823
Other liabilities	1,266,512	1,243,575	1,293,389

Stockholders' equity	5,653,368	6,077,038	5,184,057
Total liabilities and stockholders' equity	$10,215,327	$10,315,443	$9,549,567

VF CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Six Months Ended June
	2014	2013

Operating activities
Net income	$454,875	$408,691
Depreciation and amortization	131,201	116,715
Other noncash adjustments to net income	80,152	48,167
Changes in operating assets and liabilities	(446,641)	(282,160)
Cash provided by operating activities	219,587	291,413

Investing activities
Capital expenditures	(95,844)	(155,454)
Software purchases	(56,042)	(28,715)
Other, net	(11,701)	(4,307)
Cash used by investing activities	(163,587)	(188,476)

Financing activities
Net increase in short-term borrowings	562,315	34,783
Payments on long-term debt	(2,697)	(1,417)
Purchases of treasury stock	(727,536)	(281,586)
Cash dividends paid	(227,625)	(191,460)
Net impact of stock issuance	43,528	64,002
Cash used by financing activities	(352,015)	(375,678)

Effect of foreign currency rate changes on cash and equivalents	(4,497)	(4,608)

Net change in cash and equivalents	(300,512)	(277,349)

Cash and equivalents - beginning of year	776,403	597,461

Cash and equivalents - end of period	$475,891	$320,112

VF CORPORATION Supplemental Financial Information Business Segment Information (Unaudited) (In thousands)

	Three Months Ended June		%	Six Months Ended June		%
	2014	2013	Change	2014	2013	Change

Coalition revenues
Outdoor & Action Sports	$1,279,144	$1,103,608	16%	$2,853,791	$2,487,882	15%
Jeanswear	605,838	611,749	(1%)	1,296,168	1,329,678	(3%)
Imagewear	249,963	241,827	3%	513,202	494,584	4%
Sportswear	140,102	133,478	5%	271,607	261,711	4%
Contemporary Brands	96,186	98,614	(2%)	194,355	202,341	(4%)
Other	30,843	31,135	(1%)	53,731	56,084	(4%)

Total coalition revenues	$2,402,076	$2,220,411	8%	$5,182,854	$4,832,280	7%

Coalition profit
Outdoor & Action Sports	$130,684	$100,458	30%	$405,174	$326,960	24%
Jeanswear	100,137	108,874	(8%)	229,403	252,217	(9%)
Imagewear	35,317	35,059	1%	73,089	66,645	10%
Sportswear	10,267	16,278	(37%)	22,822	28,494	(20%)
Contemporary Brands	8,840	7,878	12%	16,742	20,454	(18%)
Other	(74)	509	(115%)	(3,190)	(2,148)	(49%)

Total coalition profit	285,171	269,056	6%	744,040	692,622	7%

Corporate and other expenses	(65,871)	(69,234)	5%	(123,642)	(134,033)	8%
Interest, net	(19,819)	(20,719)	4%	(39,125)	(41,237)	5%

Income before income taxes	$199,481	$179,103	11%	$581,273	$517,352	12%

VF CORPORATION Supplemental Financial Information Business Segment Information – Constant Currency Basis (Unaudited) (In thousands)

	Three Months Ended June 2014
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Constant Currency

Coalition revenues
Outdoor & Action Sports	$1,279,144	$13,509	$1,265,635
Jeanswear	605,838	(9,705)	615,543
Imagewear	249,963	(1,004)	250,967
Sportswear	140,102	-	140,102
Contemporary Brands	96,186	1,043	95,143
Other	30,843	-	30,843

Total coalition revenues	$2,402,076	$3,843	$2,398,233

Coalition profit
Outdoor & Action Sports	$130,684	$(60)	$130,744
Jeanswear	100,137	(473)	100,610
Imagewear	35,317	(302)	35,619
Sportswear	10,267	-	10,267
Contemporary Brands	8,840	65	8,775
Other	(74)	-	(74)

Total coalition profit	285,171	(770)	285,941

Corporate and other expenses	(65,871)	-	(65,871)
Interest, net	(19,819)	-	(19,819)

Income before income taxes	$199,481	$(770)	$200,251

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Business Segment Information – Constant Currency Basis (Unaudited) (In thousands)

	Six Months Ended June 2014
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Constant Currency

Coalition revenues
Outdoor & Action Sports	$2,853,791	$27,061	$2,826,730
Jeanswear	1,296,168	(16,994)	1,313,162
Imagewear	513,202	(2,254)	515,456
Sportswear	271,607	-	271,607
Contemporary Brands	194,355	1,882	192,473
Other	53,731	-	53,731

Total coalition revenues	$5,182,854	$9,695	$5,173,159

Coalition profit
Outdoor & Action Sports	$405,174	$3,443	$401,731
Jeanswear	229,403	443	228,960
Imagewear	73,089	(456)	73,545
Sportswear	22,822	-	22,822
Contemporary Brands	16,742	158	16,584
Other	(3,190)	-	(3,190)

Total coalition profit	744,040	3,588	740,452

Corporate and other expenses	(123,642)	-	(123,642)
Interest, net	(39,125)	-	(39,125)

Income before income taxes	$581,273	$3,588	$577,685

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

CONTACT:
VF Corporation
Lance Allega, 336-424-6082, Vice President, Investor Relations
or
Craig Hodges, 336-424-5636, Director, Public Relations